Exhibit 99.1

Montpelier Re Estimates Preliminary Net Impact of Hurricane Katrina and New Orleans Flooding at $450m-675m

    HAMILTON, Bermuda--(BUSINESS WIRE)--Sept. 12, 2005--Montpelier Re Holdings Ltd. (NYSE - MRH) announced today that it estimates the net impact of Hurricane Katrina and New Orleans flood losses to be in the range of $450 - 675 million. These estimates are based on private industry insured loss estimates, inclusive of offshore energy losses, in the range of $30-40 billion.
    The Company has so far received preliminary loss indications from only a few clients, and no formal loss advices from any significant clients affected in the Louisiana/Mississippi region. Accordingly, the estimates are based mainly on loss indications to date, industry loss estimates, output from industry and proprietary models and a review of in-force contracts. The Company's policy has been to purchase only a limited amount of retrocession protection, which is expected to be exhausted in the circumstances. Actual losses may vary materially from these estimates. The Company will revise these estimates of losses as important new information becomes available.
    "This is a significant net loss for us," said Anthony Taylor, Chairman, President and Chief Executive, "but nevertheless it remains consistent with the nature of our business plan and our capitalization remains strong. We expect upward price movements in affected classes for the balance of the year and a broader upward impact on renewal rates for next year, leading to increased underwriting opportunities which we remain well placed to pursue. We are currently assessing those opportunities and related capital requirements and the Board of Directors will take appropriate actions as the situation evolves. We have always said that we would flex our capital according to market conditions."
    The Company also notes that Standard & Poor's announced on September 9, 2005 that they had placed the Company's ratings on CreditWatch negative.
    Montpelier Re Holdings Ltd., through its operating subsidiary Montpelier Reinsurance Ltd., is a premier provider of global property and casualty reinsurance and insurance products. During the 6 months ended June 30, 2005, Montpelier underwrote $582 million in gross premiums written. Shareholders' equity at June 30, 2005 was $1.5 billion. Additional information can be found in Montpelier's public filings with the Securities and Exchange Commission.
    Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:
    This press release contains, and Montpelier may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Montpelier's control, that could cause actual results to differ materially from such statements. In particular, statements using words such as "may", "should", "estimate", "expect", "anticipate", "intend", "believe", "predict", "potential", or words of similar import generally involve forward-looking statements.
    Important events and uncertainties that could cause the actual results, future dividends or future repurchases to differ include, but are not necessarily limited to: market conditions affecting Montpelier's common share price; our short operating and trading history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the estimates reported by syndicates under existing QQS contracts; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; competition resulting from: growing capital levels in the reinsurance industry, in some cases, declining demand due to, among other things, increased retentions by cedants, and other factors; and rating agency policies and practices. Montpelier's forward-looking statements concerning market fundamentals could be affected by changes in demand, pricing and policy term trends and competition. These and other events that could cause actual results to differ are discussed in detail in "Risk Factors" contained in Item 1 of Montpelier's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
    Montpelier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made

    CONTACT: Montpelier Re Holdings Ltd., Hamilton
             Keil Gunther, 441-297-9570
             or
             Neil McConachie, 441-297-9576